UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2021

Hancock Jaffe Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38325	33-0936180
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

70 Doppler

Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 261-2900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	HJLI	The NASDAQ Stock Market LLC
Warrant to Purchase Common Stock	HJLIW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Glynn Employment Agreement

On February 19, 2021, Hancock Jaffe Laboratories, Inc., a Delaware corporation (the “Company”), entered into an employment agreement (the “Employment Agreement”) with Craig Glynn in connection with Mr. Glynn’s recent elevation to full time Chief Financial Officer (Mr. Glynn has also been appointed treasurer and secretary of the Company). The Employment Agreement, which is effective as of January 1, 2021, is not for a definite time period, but rather, will continue until terminated in accordance with its terms. Pursuant to the Employment Agreement, Mr. Glynn will earn $225,000 per year. In addition, Mr. Glynn received stock options to purchase 324,000 shares of common stock of the Company at an exercise price of $8.20 per shares (the closing price of the Company’s common stock on February 18, 2021). The stock options vest in equal quarterly installments over a three year period with a six month cliff, however the stock options may only become exercisable following receipt by the Company of stockholder approval to increase the size of the Company’s Amended and Restated 2016 Omnibus Incentive Plan, as amended (the “Plan”), sufficiently to permit the exercise in full of such stock options under the Plan (if the Company’s stockholders do not approve an increase in the size of the Plan, the options will be void). The Employment Agreement further provides that Mr. Glynn is entitled to participate in any employee benefit plans that the Company has adopted or may adopt.

The Employment Agreement is terminable due to Mr. Glynn’s disability or death, for “Cause” (as defined in the Employment Agreement) or without “Cause” by the Company, and for “Good Reason” (as defined in the Employment Agreement) or voluntarily by Mr. Glynn. In the event of Mr. Glynn’s death or disability, or termination for “Cause” by the Company or without “Good Reason” by Mr. Glynn, Mr. Glynn (or his estate) is entitled to receive any unpaid base salary through the termination date, reimbursement for unreimbursed business expenses, accrued but unused vacation time in accordance with the Company’s policy and any other payments or benefits that Mr. Glynn as entitled to in accordance with any Company benefit plans (collectively, the “Accrued Benefits”). Upon termination without “Cause” (other than by reason of death or disability) or resignation for “Good Reason,” Mr. Glynn will be entitled to three months of severance for each year Mr. Glynn is employed up to one year of severance, in addition to all Accrued Benefits. Any outstanding unvested securities owned by Mr. Glynn on the termination date will vest (or terminate) in accordance with the terms of such grant.

The Employment Agreement contains standard covenants related to confidentiality, non-solicitation and non-disparagement.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Other Compensation Disclosures

On February 18, 2021, the Company’s board of directors approved option grants to each of Robert Berman, the Chief Executive Officer of the Company, and Marc H. Glickman, M.D., Senior Vice President and Chief Medical Officer of the Company. The stock options are to purchase 838,000 shares of common stock and 406,000 shares of common stock, respectively, at an exercise price of $8.20 per shares (the closing price of the Company’s common stock on February 18, 2021). The stock options vest in equal quarterly installments over a two year period, however the stock options may only become exercisable following receipt by the Company of stockholder approval to increase the size of the Plan sufficiently to permit the exercise in full of such stock options under the Plan (if the Company’s stockholders do not approve an increase in the size of the Plan, the options will be void).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK JAFFE LABORATORIES, INC.

Dated: February 24, 2021	/s/ Robert A. Berman
Robert A. Berman
Chief Executive Officer